Exhibit 99.1
Financial Statements and Report of
Independent Certified Public Accountants
SG Resources Mississippi, L.L.C.
December 31, 2010 and 2009

Report of Independent Certified Public Accountants
Board of Directors
SG Resources Mississippi, L.L.C.
We have audited the accompanying balance sheets of SG Resources Mississippi, L.L.C. (a Delaware limited liability corporation) as of December 31, 2010 and 2009, and the related statements of operations, members’ capital (deficit), and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SG Resources Mississippi, L.L.C. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

Houston, Texas
January 21, 2011

SG Resources Mississippi, L.L.C.
BALANCE SHEETS
December 31,

	2010	2009
	(In thousands)
ASSETS
Current assets:
Restricted cash	$17,184	$21,750
Accounts receivable	3,193	2,014
Prepaid insurance	190	297

Total current assets	20,567	24,061

Margin deposit, pad gas	1,687	1,851

Property and equipment:
Construction in progress	187,350	193,124
Gas storage facility and other	195,968	106,612
Less: Accumulated depreciation	(8,778)	(4,161)

Net property, plant and equipment	374,540	295,575

Other assets	13,096	7,331

Total	$409,890	$328,818

LIABILITIES AND MEMBERS’ CAPITAL

Current liabilities:
Accounts payable	$4,360	$5,970
Risk management liabilities	3,775	5,837
Current maturities of long-term debt	1,420	1,350

Total current liabilities	9,555	13,157

Risk management liabilities, long-term	2,245	2,603

Long-term debt, net of current portion	339,870	287,425

Total liabilities	351,670	303,185

Members’ capital	58,220	25,633

Total	$409,890	$328,818

The accompanying notes are an integral part of these statements.

SG Resources Mississippi, L.L.C.
STATEMENTS OF OPERATIONS
Years ended December 31,

	2010	2009	2008
		(In thousands)
Revenues	$37,534	$21,058	$11,017

Total revenues	37,534	21,058	11,017

Operating expenses:
Operations and maintenance	2,532	1,919	1,223
General and administrative	2,607	1,516	780
Property taxes	489	802	286
Depreciation and amortization	4,643	3,113	1,139

Total operating expenses	10,271	7,350	3,428

Operating income	27,263	13,708	7,589
Interest cost incurred	16,022	14,678	13,237
Interest cost capitalized	(8,695)	(10,280)	(10,522)
Interest income	(70)	(199)	(2,017)
Financing costs	264	265	559
Other income	(34)	(763)	(4,102)

Net income before risk management activities	19,776	10,007	10,434
Net gain (loss) on pad gas hedges	10,390	(9,458)	(9,360)
Net gain (loss) on interest rate swaps	2,421	3,840	(10,319)

Net income (loss)	$32,587	$4,389	$(9,245)

The accompanying notes are an integral part of these statements.

SG Resources Mississippi, L.L.C.
STATEMENTS OF MEMBERS’ CAPITAL (DEFICIT)
Years ended December 31, 2008, 2009 and 2010

	SGRH	SPEIC	Total
		(In thousands)
BALANCE, January 1, 2008	$(20,899)	$51,388	$30,489
Net loss	(5,547)	(3,698)	(9,245)

BALANCE, January 1, 2009	(26,446)	47,690	21,244
Net income	2,633	1,756	4,389

BALANCE, December 31, 2009	(23,813)	49,446	25,633
Net income	19,552	13,035	32,587

BALANCE, December 31, 2010	$(4,261)	$62,481	$58,220

The accompanying notes are an integral part of these statements.

SG Resources Mississippi, L.L.C.
STATEMENTS OF CASH FLOWS
Years ended December 31,

	2010	2009	2008
		(In thousands)
Cash flows from operating activities:
Net income (loss)	$32,587	$4,389	$(9,245)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	4,643	3,113	1,139
Loss on miscellaneous sale	—	4	18
Unrealized loss on risk management activities	(12,810)	5,618	19,679
Increase in accounts receivable	(1,179)	(815)	(705)
Increase (decrease) in accounts payable and accrued liabilities	(67)	743	(228)
Increase (decrease) in prepaid expenses	107	(297)	—

Net cash provided by operating activities	23,281	12,755	10,658

Cash flows from investing activities:
Restricted cash	4,566	13,820	49,134
Construction in progress	(74,692)	(46,724)	(50,668)
Capitalized interest costs	(8,695)	(10,280)	(10,522)
Margin deposit, pad gas	10,553	(9,298)	(9,060)

Net cash used in investing activities	(68,268)	(52,482)	(21,116)

Cash flows from financing activities:
Proceeds from term loan borrowings	9,700	—	—
Proceeds from Gulf Opportunity Zone Industrial Development Revenue Bonds	100,000	—	—
Revolver borrowings	23,100	41,500	14,300
Repayment of revolver borrowings	(78,900)	—	—
Repayment of construction term loan borrowings	(1,385)	(1,350)	(675)
Payment of financing costs	(7,528)	(423)	(3,617)
Proceeds from interest rate cap	—	—	450

Net cash provided by financing activities	44,987	39,727	10,458

Net increase (decrease) in cash and cash equivalents	—	—	—

Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Capital expenditures included in accounts payable	$2,949	$4,492	$6,137

The accompanying notes are an integral part of these statements.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
(All amounts in thousands, unless otherwise noted)
NOTE A — ORGANIZATION
SG Resources Mississippi, L.L.C. (“SGRM” or the “Company”) is a Delaware limited liability company which was formed on April 20, 2001 as a development company for the purpose of acquiring the property necessary to develop and permit the construction of the Southern Pines Energy Center, a high deliverability salt cavern natural gas storage facility located in Greene County, Mississippi (the “Project”). In 2006, SGR Holdings, L.L.C. (“SGRH”) sold a 40% membership interest in SGRM to Southern Pines Energy Investment Company, L.L.C. (“SPEIC”), a wholly-owned subsidiary of ArcLight Capital Partners, L.L.C. SGRM is now owned 60% by SGRH and 40% by SPEIC.
The Company owns land that will support the development of up to five storage caverns of 10 billion cubic feet (“Bcf”) each for a total working storage capacity of 50 Bcf. SGRM is developing the Project over several phases of construction. Phase I of the construction of the Southern Pines Energy Center began in 2006, and the Company placed Phase I into commercial operation on May 1, 2008. Phases II and III were placed into commercial operation on May 1, 2009 and May 1, 2010, respectively. The Company continues to leach all three cavern wells toward the planned working storage capacity of 30 Bcf for Phases I, II and III, and currently has a gas handling facility with 48,000 horsepower of compression, and direct interconnects to five pipelines with indirect access to four pipelines which serve the U.S. northeast and southeast markets.
The Company began development of its Phase IV Expansion in August 2010 and is currently expected to be placed into commercial operation by the end of 2012. Upon completion of Phase IV, the Southern Pines Energy Center will have 40 Bcf of working storage capacity.
The Southern Pines Energy Center is currently authorized to provide 40 billion cubic feet (Bcf) of natural gas storage capacity in four cavern wells on an open-access basis, at market-based rates, subject to authorizations granted by the Federal Energy Regulatory Commission (“FERC”). Under its FERC certificate order, the Company is not certificated to engage in merchant functions, including natural gas trading activities.
The Company owns all of the facilities and equipment necessary to support its Phases I — IV gas storage and development operations and continues to develop storage capacity. Revenues and expenses should increase in the future as storage capacity for each of these Phases is completed and placed into commercial operation.
The Southern Pines Energy Center provides high flow rates for injection and withdrawal of natural gas inventories. Because of this capability, SGRM’s midstream assets have become key components in supporting the commercial functions of power generators, pipelines, local distribution companies, producers, LNG re-gasification terminal operators and energy merchants throughout the United States. The Company’s revenues, profitability, and future growth are dependent upon the supply and demand for natural gas, and the demand for natural gas storage and related services.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
1. Restricted Cash
The Southern Pines Energy Center Gas Storage Facility is being financed through a project financing structure as discussed in Note E. Under the financing agreement, the Company is required to maintain certain cash accounts restricted in their use for certain purposes. The restricted cash amounts will be used as required primarily to fund construction, service debt, acquire pad gas, and fund operations.
2. Allowance for Doubtful Accounts
The Company’s source of revenues is derived from demand storage contracts and other related services. The Company has under its FERC tariff several remedies to collect any unpaid balances with respect to its accounts receivable from its storage customers. Since the commencement of operations, the Company’s accounts receivable have been collected according to the contract provisions and no bad debt losses have been realized for the years ended December 31, 2010, 2009 and 2008.
3. Property, Plant and Equipment
As various construction Phases of the Project are completed and put in service, depreciation schedules of the storage facilities and equipment are established and calculated using the straight-line depreciation method over the estimated useful lives of the depreciable assets (which range from five (5) to fifty (50) years). Additions, renewals, and betterments that materially add to the productive capacity or extend the life of an asset are capitalized. Construction in progress represents costs related to the construction of the storage facility and are attributed to the appropriate natural gas storage facilities and depreciation is commenced once such components of the storage facility are completed and placed into commercial operation. For the three years ended December 31, 2010, 2009 and 2008, the Company recorded $4.64 million, $3.11 million and $1.13 million of depreciation, respectively.
The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, SGRM reduces the carrying amount of such assets to fair value. No impairment of long-lived assets was required during the periods presented.
The Company records the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred. Management has determined the liability amount to be immaterial.
4. Other Assets
Other assets consist primarily of deferred financing costs associated with construction financing. The deferred financing costs include legal and other services which are capitalized through completion of the Project at which time the remaining balance on the deferred assets will be amortized using the effective interest method over the life of the underlying loan.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued
5. Revenue Recognition
The Company’s primary source of revenues is firm storage contracts. Customers lease storage capacity and related injection and withdrawal rights for which they pay a monthly reservation fee. When the customers use the storage service they also incur usage fees for the actual use of injection and withdrawal from the facility. The Company offers a variety of load management services to its customers on a short-term and “interruptible” basis to supplement its firm storage revenues. These “Hub” services include (i) balancing services, which allow customers to park or borrow gas for a limited time, (ii) wheeling services, which allow customers to transfer gas from one pipeline to another through the Company’s facility interconnects, (iii) title transfers, which allow customers to effect the transfer of gas from one to another, (iv) imbalance services, which allow customers to trade an imbalance on a particular pipeline or between pipelines with others and (v) loaning services, which allow customers to borrow natural gas from the facility. These interruptible services remain limited during the development phases of the project. Demand fees are recognized as revenue over the term of the related storage agreement while the usage fees and hub services revenues are recognized as services are performed. There have been no disputes regarding the collection of the Company’s accounts receivable. As a result, no provisions were made for allowance for doubtful accounts.
6. Income Taxes
The Company is a limited liability company and, for federal tax purposes, is treated as a partnership. The Company’s taxable income or loss is therefore passed through to its members and reported on each member’s tax return. Accordingly, there is no federal tax provision in these financial statements.
Pursuant to FASB guidance related to accounting for uncertainty in income taxes, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position and also the past administrative practices and precedents of the taxing authority. If incurred, the Company would record interest and penalties to general and administrative expense. As of December 31, 2010 and 2009, we have not recognized any material amounts in connection with uncertainty in income taxes.
7. Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant estimates with regard to these financial statements relate to the anticipated completion date of construction activities for the Project. Once the Project is placed in commercial operation, significant estimates with regard to these financial statements will relate primarily to the depreciable lives of property and equipment.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued
8. Recent Accounting Pronouncements
We adopted FASB ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”) on January 1, 2010. ASU 2010-06 requires, among other items, reporting entities to provide information about movements of assets among all levels of the three-tier fair value hierarchy established by FASB ASC 820. The adoption of this ASU did not have a material impact on our financial position, results of operations or cash flows.
NOTE C — FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET RISK
The carrying value of the financial instruments, consisting of cash and cash equivalents, receivables, and payables approximate the fair value of these instruments as of December 31, 2010 and 2009. The carrying value of long-term debt approximates the fair value based upon its variable rate terms.
NOTE D — PROPERTY, PLANT AND EQUIPMENT
A summary of property, plant and equipment (in thousands) as of December 31, 2010 and 2009 is as follows:

	2010	2009
Construction-in-progress	$187,350	$193,124
Gas storage facility and other	195,968	106,612

Property, plant and equipment	383,318	299,736
Less: Accumulated depreciation	(8,778)	(4,161)

Total property, plant and equipment	$374,540	$295,575

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE E — LONG-TERM DEBT
Long-term debt associated with the construction and development of the Southern Pines Energy Center (in thousands) as of December 31, 2010 and 2009 is as follows:

	2010	2009
Principal amount of construction loans drawn and bearing interest at 3.27% as of December 31, 2009 under revolving credit facility (due August 12, 2014)	$—	$55,800
Principal amount of construction loans drawn and bearing interest at 3.27% as of December 31, 2009 (due August 12, 2015)	141,290	132,975
Principal amount of construction loans drawn GO Zone Bonds bearing interest at 2.57% as of December 31, 2010 (due May 9, 2032)	200,000	100,000

Total long-term debt	341,290	288,775
Current maturities	(1,420)	(1,350)

Long-term debt, less current maturities	$339,870	$287,425

On August 12, 2010, the Company closed a financing to amend its existing credit facilities (the “Loan Agreement”) and fund the development of its Phase IV Expansion. This financing increased the existing Term Loan of $132.3 million by $9.7 million to $142.0 million and extended the maturity to 2015 that requires quarterly repayments of $355,000 which commenced on September 30, 2010. The Company also secured $100.0 million of additional GO Zone bonds (the “GO Zone Bonds”) that will mature in 2035. The outstanding balance on the Tranche B revolver of $78.9 million was paid down at closing and the revolver size was increased to $121.5 million, of which $20.0 million will be available for project costs. As of December 31, 2010, the Company had $20.0 million available under its revolver.
Interest on the loans shall be payable on the election of the Company at 30, 60, or 90 day intervals at LIBOR plus an applicable margin. The Company is required under its Loan Agreement to hedge 50% of its debt for the purpose of reducing its exposure to interest rate fluctuations by converting variable-rate payments to fixed-rate payments. As of December 31, 2010, the Company has hedges in place covering $171.00 million of its outstanding debt. During the years ended December 31, 2010, 2009 and 2008, the Company incurred interest of $16.02 million, $14.68 million and $13.23 million, respectively. Correspondingly, the Company paid interest of $16.13 million, $13.92 million and $14.11 million in 2010, 2009 and 2008, respectively.
Prior to the August 12, 2010 amendments to the existing credit facilities, the Company had entered into a $100 million revolving credit facility with a consortium of lenders to finance the Phase III construction and expansion of the Project. The Company also had in connection with Phases I and II of the Project construction plan, entered into one hundred million dollars ($100 million) of Gulf Opportunity Zone Industrial Development Revenue Bonds through the Mississippi Business Finance Corporation on May 9, 2007. Interest on the Bonds is payable on the first Wednesday of each month at a weekly set Bond rate plus an applicable margin. The principal amount of the Bonds matures on May 9, 2032. The Company also entered into a nonrecourse senior credit facility on April 2, 2007 in which the lenders committed to provide $135 million in construction loans and $20 million in revolving loans. A portion of the Bond proceeds were used to repay the revolving loans.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE E — LONG-TERM DEBT — Continued
As of December 31, 2010 and 2009, the Company had on its balance sheet $13.10 million and $7.33 million, respectively, of deferred financing costs associated with its various debt instruments. The Company amortizes these amounts over the term of the various debt instruments.
The Loan Agreement contains customary covenants including limitations on leverage ratio and debt service coverage ratios. In addition, the Loan Agreement is collateralized by, substantially, all the assets of the Company. As of December 31, 2010, the Company was in compliance with the Loan Agreement’s covenants.
Scheduled maturities, excluding mandatory prepayments (if any), of long-term debt outstanding at December 31, 2010, are as follows (in thousands):

		Term	GO Zone
	Revolver	loan	Bonds
2011	$—	$1,420	$
2012	—	1,420	—
2013	—	1,420	—
2014	—	1,420	—
2015	—	135,610
Thereafter	—	—	200,000
NOTE F — RISK MANAGEMENT ACTIVITIES
The Company is required to mark to market certain derivatives it has in place, including its interest rate swaps and pad gas hedges. As discussed in Note E, the Company has in place interest rate hedges on 50% of its debt as required under its Loan Agreement to reduce its interest rate exposure. In addition, as required under its Loan Agreement, the Company has hedged the cost of the pad gas that must be injected into, and maintained in, its storage caverns to support gas storage activity, in order to eliminate the risk of upward price movements in the cost of building the Project.
The Company does not and, under FERC regulations and policies and the terms of its FERC certificate, may not; engage in natural gas trading or merchant activities. The following discussions address Company Risk Management Activities involving derivatives related to activities other than natural gas trading or merchant activities:
1. Interest Rate Protection (Swaps)
For the years ended December 31, 2010, 2009 and 2008, the Company has recorded unrealized gains of $2.42 million, $3.84 million and an unrealized loss of $10.32 million, respectively, in connection with the interest rate swaps it has in place as required under its Loan Agreement. As discussed in Note E, these swaps were entered into for the purpose of reducing the Company’s exposure to interest rate fluctuations by converting variable-rate payments to fixed-rate payments. Any fluctuations in future interest rates will increase or decrease this unrealized gain/loss. The interest rate swaps in place terminate at various dates ranging from September 2011 to September 2012.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE F — RISK MANAGEMENT ACTIVITIES — Continued
2. Pad Gas Hedges
As required under its Loan Agreement covering the construction financing for the Project, the Company has hedged the pad gas needed for the construction of Phases I, II, and III of the Southern Pines Energy Center. The Company entered into these hedges to eliminate the risk of upward price movements in natural gas which would add to the cost of construction of the Project. The Company has elected to mark-to-market these pad gas hedges.
The Company has fixed the acquisition cost of the pad gas it will require and is obligated to pay the hedged price under the terms of the hedge agreement upon taking delivery of the pad gas. Natural gas prices are volatile and fluctuations in natural gas prices will not increase or decrease the acquisition cost to the Project under these hedges. The Company’s remaining hedged average price of gas to be used as pad gas is $7.38 Dth or $20.98 million. As required, the Company recorded an unrealized gain of $10.39 million, and an unrealized loss on its pad gas hedges of $9.46 million as of December 31, 2010 and 2009, respectively.
Margin deposit - represents the amounts funded in a margin account with a counterparty relating to the purchase of pad gas which is required to construct and operate the Southern Pines Energy Center. This amount is reduced by the unrealized liability relating to its pad gas risk management activities. Upon termination of the hedges, the margin deposit will be returned to the Company or applied against the purchase of the pad gas. As of December 31, 2010 the Company had made payments of $9.72 million relating to these hedges. The Company recorded liabilities of $8.04 million and $18.43 million associated with pad gas risk management activities as of December 31, 2010 and 2009 respectively. This resulted in a remaining balance in Margin Deposit of $1.69 million and $1.85 million as of December 31, 2010 and 2009 respectively.
Fair value positions - The Company has commodity derivatives and interest rate derivatives that are accounted for as assets and liabilities at fair value on our Balance Sheet. We determine the fair value of our assets and liabilities subject to fair value measurement by using appropriate “Level”. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. Level 2 inputs are inputs observable for similar assets and liabilities. We consider our pad gas derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. We consider the valuation of our interest rate derivatives as Level 2 since we use a LIBOR curve based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements and discount the future cash flows accordingly. The Company currently does not have any fair value measurements that require the use of significant unobservable inputs and therefore do not have any assets or liabilities considered as Level 3 valuations.
The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value of assets and liabilities and their placement with the fair value hierarchy levels.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE F — RISK MANAGEMENT ACTIVITIES — Continued

	Fair value measurements on a recurring basis
	December 31, 2010
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets	$—	$—	$—	$—

Total	$—	$—	$—	$—

Liabilities:
Interest rate swaps	$—	$6,020	$—	$6,020
*Pad gas hedges	—	8,038	—	8,038

Total	$—	$14,058	$—	$14,058

*	As discussed here in Note F, liabilities relating to pad gas hedges of $8.04 million are netted against amounts funded to the Margin Deposit account of $9.72 million.
NOTE G — SIGNIFICANT CUSTOMERS
Significant customers are those which individually account for more than 10% of the revenues for the Company. The Project commenced commercial operations for Phase III on May 1, 2010, bringing its customer total to seventeen (17), two (2) of which accounted for 34% of the total revenues in 2010. As of December 31, 2010, three (3) customers represent 43% of the Company’s accounts receivables.
NOTE H — EVALUATION OF THIRD PARTY CREDIT RISK
As of December 31, 2010, the Company had cash deposits with financial institutions in excess of the amount insured by the FDIC. Management believes that any credit risk associated with the excess deposits in these financial institutions is minimal.
The Company’s principal customers for natural gas storage are power generators, producers, local distribution companies, and energy merchants. The Company’s overall credit risk may be affected by these customers through changes in economic, regulatory, or other factors. Where exposed to credit risk, the Company analyzes the counterparties’ financial condition prior to entering into an agreement, obtains additional financial assurances as required under its FERC tariff through guarantees and letters of credit, establishes credit limits, and monitors the appropriateness of those limits on an ongoing basis.
The Company does not own the natural gas in inventory it stores for its customers; therefore, the value of the gas storage inventory is not recorded on the balance sheet. At December 31, 2010, gas inventory held for its customers was approximately 10.14 Bcf.

SG Resources Mississippi, L.L.C.
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2010 and 2009
(All amounts in thousands, unless otherwise noted)
NOTE I — RELATED PARTY TRANSACTION
On April 2, 2007, the Company executed a Construction, Operation, Commercialization, and Management Oversight Agreement (the “Agreement”) with SGRH, the 60% owner of SGRM. The Agreement provides for SGRH to be an independent contractor and project consultant on behalf of the Company. In its role as project manager, SGRH agreed to perform all pre-construction activities, execute and manage all construction aspects of the Project, operate and maintain the facility, and manage the commercial operation of the Project. In return for these services the Company pays SGRH a management fee of $800,000 per year, which is to be reduced dollar-for-dollar by the amount of any cash distributions received by SGRH in a calendar year from the Company (exclusive of income tax distributions). In addition, the Company pays SGRH a fixed expense reimbursement of up to $190,000 per year. For the years ended December 31, 2010 and 2009, the Company paid SGRH $990,000 in both years. In December 2007, the Company executed an agreement with a third party to construct a new pipeline interconnect, which was completed and placed into operation in 2008. The Company recorded these third party contributions for the cost of the construction as other income in the period the cash was received. Contributions from the third-party were $4.1 million, $763,000 and $34,000 for the years ended December 31, 2008, 2009 and 2010, respectively. Under the terms of the agreement, the Company paid and capitalized as a construction cost to SGRH a one-time payment of $500,000 in 2008 and $50,000 in 2009 for construction management.
NOTE J — SUBSEQUENT EVENTS
The Company evaluated all events or transactions occurring after December 31, 2010 through January 21, 2011, the date the financial statements were issued.
On December 28, 2010, SGRH and SPEIC entered into a Purchase and Sale Agreement with PAA Natural Gas Storage L.P. to sell 100% of the member interests in SG Resources Mississippi, L.L.C. The sale is expected to close during the first quarter of 2011.